Exhibit 99.1

Xenetic Biosciences Appoints Jeffrey F. Eisenberg as Chief Executive Officer

LEXINGTON, MA – (October 31, 2017) – Xenetic Biosciences, Inc. (NASDAQ: XBIO) (“Xenetic” or the “Company”), a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics, announced today that it has appointed Jeffrey F. Eisenberg as Chief Executive Officer. M. Scott Maguire will continue to serve Xenetic during the management transition.

“On behalf of everyone at Xenetic, we would like to thank Scott for his years of commitment and dedication to the Company. Mr. Maguire joined a company with a collection of patents and transformed the Company into a clinical-stage business, listing the company on NASDAQ last year.  His efforts were critical in securing an exclusive license deal with, and a series of equity investments from, Shire plc (LSE: SHP, NASDAQ: SHPG) (formerly Baxalta, Baxter Incorporated and Baxter Healthcare) to develop a novel series of polysialylated blood coagulation factors employing Xenetic's proprietary PolyXen™ technology platform,” commented Adam Logal, Chairman of the Board of Xenetic.  “We believe that Jeff’s appointment today as Chief Executive Officer is an important step in the continued evolution of Xenetic. His industry experience and professional track record are perfectly aligned with the Company’s strategic priorities, and I believe he will do a tremendous job leading the Xenetic team and driving the Company to its next phase of growth.”

Mr. Eisenberg joined the Xenetic management team in December 2016 as Chief Operating Officer and has served on the Company’s Board of Directors since July 2016. He is a seasoned life science executive with over 20 years of broad operational expertise. Over the course of his career, Mr. Eisenberg has led all crucial areas of R&D, operations, manufacturing/quality, business development, strategic partnering, product development, commercialization, and talent management. Prior to joining Xenetic, his most recent position was Chief Executive Officer of Noven Pharmaceuticals, where during his tenure as CEO revenues more than doubled, the company’s cash increased by more than 300%, and two new products were launched following the successful filings of New Drug Applications (NDAs) submitted to the U.S. Food and Drug Administration. Mr. Eisenberg also was responsible for leading Noven’s Novogyne joint venture with Novartis (NYSE: NVS), an entity that generated over $300 million in revenue in its last full year of operation.

Mr. Eisenberg commented, “I am very pleased to be appointed to lead Xenetic at this pivotal point in the Company’s history, and I am prepared for this exciting challenge. We have a strong team in place, and together we will focus on continuing to fundamentally transform Xenetic on multiple fronts. We look forward to advancing our ongoing Phase 2 study of our flagship product, XBIO-101 as candidate for the treatment of progestin resistant endometrial cancer and announcing interim data from the study in 2018. Beyond XBIO-101, we believe there is an opportunity to build a growing pipeline of partnerships utilizing our proven PolyXen™ platform technology.”

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About Xenetic Biosciences

Xenetic Biosciences, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. Xenetic's lead investigational product candidate is oncology therapeutic XBIO-101 (sodium cridanimod) for the treatment of progesterone resistant endometrial cancer. Xenetic's proprietary drug development platforms include PolyXen, which enables next-generation biologic drugs by improving their half-life and other pharmacological properties.

Xenetic is party to an agreement with Baxalta US Inc. and Baxalta AB (wholly owned subsidiaries of Shire plc) covering the development of a novel series of polysialylated blood coagulation factors. This collaboration relies on Xenetic's PolyXen technology to conjugate polysialic acid (“PSA”) to therapeutic blood-clotting factors, with the goal of improving the pharmacokinetic profile and extending the active life of these biologic molecules. Shire is a significant stockholder of the Company, having invested $10 million in the Company during 2014. The agreement is an exclusive research, development and license agreement which grants Shire a worldwide, exclusive, royalty-bearing license to Xenetic's PSA patented and proprietary technology in combination with Shire's proprietary molecules designed for the treatment of blood and bleeding disorders. The first program under this agreement was a next generation Factor VIII, and this program was terminated by Shire following a Phase 1/2 clinical trial. Xenetic and Shire are currently exploring whether to engage in further development of other blood coagulation factors. Additionally, Xenetic has previously received strategic investments from OPKO Health (Nasdaq: OPK), Serum Institute of India Limited and PJSC Pharmsynthez.

For more information, please visit the Company's website at www.xeneticbio.com and connect on Twitter, LinkedIn, Facebook and Google+.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning, including statements regarding changes to the proposals included in the Company’s proxy statement and the Company’s plans to amend or supplement its proxy statement. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risks and uncertainties include those described in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and filed with the Securities and Exchange Commission on March 31, 2017, and subsequent reports that it may file with the Securities and Exchange Commission. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new product candidates and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the Company does not undertake any obligation to update forward-looking statements, except as required by law.

Contact:

Jenene Thomas Communications, LLC.

Jenene Thomas

(908) 938-1475

jenene@jenenethomascommunications.com

Source: Xenetic Biosciences, Inc.

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